                                                                  EXHIBIT 10.4.4
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[LOGO OF UNION BANK OF CALIFORNIA]


LOAN AGREEMENT


     THIS LOAN AGREEMENT ("Agreement"), dated as of May 1, 2000, is made and entered into by and between West Valley MRF, LLC, a California limited liability company ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank").

     SECTION 1.   THE LOAN

               1.1.1 The Equipment Loan. Bank will loan to Borrower an amount not to exceed Two Million Dollars ($2,000,000) outstanding in the aggregate at any one time (the "Equipment Loan"). Borrower may borrow all or part of the Equipment Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Equipment Note. All borrowings of the Equipment Loan must be made before ___________, 19___, at which time all unpaid principal under the Equipment Loan shall be converted to a fully amortizing loan as set forth in subsection ________. In the event of a prepayment of principal after such conversion and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. The Equipment Loan shall be evidenced by a promissory note (the "Equipment Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Equipment Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

               1.1.2 The Term Loan. Solely to repay the Equipment Loan, Bank will loan to Borrower the sum outstanding at the maturity of the Equipment Loan in one disbursement on or before ________________, 19___ (the "Term Loan"). In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. The Term Loan shall be evidenced by a promissory note (the "Term Note") on the standard form used by Bank for commercial loans.

          1.2  Terminology.

               As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

               As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

               As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

          1.3 Purpose of Loan. The proceeds of the Equipment Loan shall be used to finance equipment used in Borrowers business.

          1.4 Interest. The unpaid principal balance of the Equipment Loan shall bear interest at the rate or rates provided in the Equipment Note and selected by Borrower. The Equipment Loan may be prepaid in full or in part only in accordance with the terms of the Equipment Note and any such prepayment shall be subject to the prepayment fee provided for therein.

          1.5 Unused Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter the termination of the Loan, Borrower shall pay to Bank a fee of .25% or 25 basis points on the daily average unused portion of the Equipment Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

          1.6 Disbursement. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

          1.7 Security. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

          1.8 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

     SECTION 2.   CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

          2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

          2.2 Guaranties. Kaiser Ventures, Inc., Kaiser Recycling Corporation, Burrtec Waste Industries, Inc and West Valley Recycling & Transfer, Inc. ("Guarantors") shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank. Borrower shall cause each Guarantor to submit to Bank not later than ______ (120) days after the end of each fiscal year each such Guarantor's financial statements in form satisfactory to Bank.

          2.3 Borrowing Resolution. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

          2.4 Termination Statements. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

          2.5 Continuing Compliance. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

          2.6 Eligible Invoices supporting each and every loan advance. Eligible Invoices shall mean documentation in form and substance satisfactory to the Bank, including, without limitation, paid invoices, payment receipts and purchase orders, evidencing the payment by a Borrower of the purchase prince of equipment or rolling stock and the acceptance and possession by Borrower of such equipment or rolling stock.

     SECTION 3.   REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

          3.1 Business Activity. The principal business of Borrower is a solid waste transfer station and materials recovery facility.

          3.2 Affiliates and Subsidiaries. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

          3.3 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

          3.4 Financial Statements. The financial statements of Borrower, including both a balance sheet at December 31, 1999_, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 1999, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 31, 1999, there has been no material adverse change in the financial condition or operations of Borrower.

          3.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

          3.6 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

          3.7 Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

          3.8 Organization. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

          3.9 Power. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

          3.10 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

          3.11 Qualification. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

          3.12 Compliance With Laws. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations that materially affect the operations or financial condition of Borrower.

          3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

          3.14 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          3.15 Continuing Representations. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

     SECTION 4.   AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

          4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

          4.3 Maintenance of Existence. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

          4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

          4.5  Information Furnished.  Borrower will furnish to Bank:

               (a) Within forty five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal [month/quarter], prepared in accordance with generally accepted accounting principles;

               (b) Within one hundred twenty days (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on a reviewed basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

               (c) As soon as available, copies of such financial statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns;

               (d) Such other financial statements and information as Bank may reasonably request from time to time;

               (e) In connection with each financial statement provided hereunder, a statement executed by the chief financial officer or the general partner of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

               (f) In connection with each fiscal year-end statement required hereunder, any management letter of Borrower's certified public accountants;

               (g) Within forty five (45) days after each fiscal quarter ending March, June and September and one hundred twenty days (120) days after each fiscal quarter ending December, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank;

               (h) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; [and]

               (i) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

          4.6 Debt to Net Worth. Borrower will at all times maintain a ratio of total liabilities to Book Net Worth of the following:

          Closing through 12/30/00:     4.00:1.0
          12/31/00 through 12/30/01:    3.50:1.0
          12/31/01 through 12/30/02:    3.00:1.0
          12/31/02 through 12/30/03:    2.75:1.0
          12/31/03 through 12/30/04:    2.50:1.0
          12/31/04 through 12/30/05:    2.25:1.0
          12/31/05 through 12/30/06:    2.00:1.0
          12/31/06 through 12/30/07:    1.75:1.0
          12/31/07  and thereafter      1.50:1.0

          Book Net Worth shall be defined as the excess of total assets less total liabilities, all to be determined on a consolidated basis in accordance with generally accepted accounting principals.

          4.7  Profitability.   Borrower will maintain its net profit before
provision for income taxes, at not less than Two Hundred Fifty Thousand Dollars ($250,000) for any fiscal quarter.

          4.8 EBITDA to Debt Service Ratio. Borrower will maintain a ratio of EBITDA to Debt Service of not less than 2.00:1.0. "EBITDA" shall mean earnings before interest, depreciation, and amortization. "Debt Service" shall mean the sum of 1) scheduled payments on long term debt coming due during the twelve (12) months following the date of calculation; 2) interest expenses, inclusive of letter of credit fees, for the preceding twelve (12) months, whether paid or accrued; plus 3) non-financed capital expenditures during the twelve (12) months preceding the date of calculation. Compliance with this subsection shall be measured as of the end of each of the Borrower's fiscal quarters for the quarter then ended.

          4.9 Insurance. Borrower will keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral and such policies shall require at least ten (10) days' written notice to Bank before any policy may be altered or cancelled. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property.

          4.10 Insurance. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

          4.11 Additional Requirements. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

          4.12 Litigation and Attorneys' Fees. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

          4.13 Bank Expenses. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

          4.14 Reports Under Pension Plans. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     SECTION 5.   NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          5.1  Encumbrances and Liens.   Borrower will not create, assume or
suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased. All of such permitted personal property liens shall not exceed, in the aggregate, One Million Dollars ($1,000,000) at any time.

          5.2 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become continently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

          5.3 Sale of Assets, Liquidation or Merger. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another.

          5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

          5.5 Investments. Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

          5.6 Payment of Dividends. So long as Borrower's Cash Balance (excluding restricted cash) exceeds $500,000 and Borrower is in compliance with all covenants, then Borrower may make distributions or pay dividends to its members any Cash Balances in excess of $500,000, provided however, that such payment does not result in a Cash Balance of less than $500,000. For the purpose of this covenant, Cash Balance shall be defined as cash as reflected on Borrowers balance sheet supported by a bank statement of like date, excluding any Restricted Cash. Restricted Cash shall be defined as such cash deposited into the Debt Service Reserve accounts for the repayment of bonds with regards to the Reimbursement Agreement between Borrower and Bank of even date herewith.

          5.7 Retirement of Stock. Borrower will not acquire or retire any share of its capital stock for value.

          5.8 Parent and Subsidiary Property. Borrower will not transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval.

          5.9 Capital Expenditures. Borrower shall not pay or incur capital expenditures in a aggregate amount in excess of the following amounts during the following fiscal years: (i) $1,000,000 for fiscal 1999, (ii) 10,000,000 for fiscal 2000, and (iii) $500,000 for each fiscal year thereafter; provided however, that the maximum capital expenditures limit for any fiscal year shall be increased by the amount of any unutilized portion of the maximum capital expenditures limit from the immediately preceding fiscal years (as the same may have been increased by any amounts, if any, previously carried forward). Borrower shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business. Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures.

     SECTION 6.   EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

          6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

          6.2  Any default shall occur under the Note; or

          6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents; or

          6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

          6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of Borrower or any Guarantor, or (if Borrower is a partnership) there is a change in ownership or control of any general partner's interest.

     SECTION 7.   MISCELLANEOUS PROVISIONS

          7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

          7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

          7.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

          7.4 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

          7.5 Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

          7.6 Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

          7.7 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

          7.9 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

     SECTION 8.   SERVICE OF NOTICES

          8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

          8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

     THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.

By:  /s/ Myra S. Juetten
     ---------------------------------
      Name:  Myra S. Juetten
      Title: Regional Vice President

By:  /s/
     ---------------------------------
      Name:
      Title:

                      [Signatures Continue on Next Page]

WEST VALLEY MRF, LLC,
a California limited liability company

By:  Kaiser Recycling Corporation,
     a Delaware corporation,
     member

     By: /s/ James F. Verhey
         -----------------------------
          Name: James F. Verhey
          Title: Vice President

WEST VALLEY RECYCLING & TRANSFER, INC.,
a California corporation,
member

     By: /s/ Eric D. Herbert
         -----------------------------
     Name:  Eric D. Herbert
     Title:  Vice President